CROWN HOLDINGS, INC.
DEFERRED COMPENSATION PLAN FOR DIRECTORS

(As Amended and Restated Effective October 26, 2023)

This is the Crown Holdings, Inc. Deferred Compensation Plan for Directors, as amended and restated effective October 26, 2023.

ARTICLE I.

DEFINITIONS

The following words and phrases as used herein have the following meanings unless a different meaning is plainly required by the context:

1.1.     “Administrator” means the Compensation Committee of the Board, or the person or committee appointed by the Compensation Committee, which shall be responsible for those functions assigned to the Administrator under the Plan.

1.2.    “Board” means the Board of Directors of the Company.

1.3.    “Change in Control” means if and when:

1.3.1     A “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13D-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; or

1.3.2    A “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition) beneficial ownership, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities; or

1.3.3     During any twelve (12)-month period, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with
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the Company to effect a transaction described in Section 1.3.1, Section 1.3.2, Section 1.3.4 or Section 1.3.5 hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

1.3.4    A merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy percent (70%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

1.3.5    A sale or disposition by the Company of all or substantially all of the Company’s assets;

in any case, provided that such transaction satisfies the requirements of Treasury                     Regulation Section 1.409A-3(i)(5)(v), (vi) or (vii).

1.4.    “Code” means the Internal Revenue Code of 1986, as amended.

1.5.    “Common Stock” shall have the meaning set forth in the Stock Plan.

1.6.    “Company” means Crown Holdings, Inc.

1.7.    “Deferred Cash Account” means the separate bookkeeping account, as described in Section 4.1, established under the Plan for each Participant with respect to the deferred portion of his or her Directors’ Fees.

1.8.    “Deferred Stock Account” means the separate bookkeeping account, as described in Section 4.3, established under the Plan for each Participant with respect to the deferred portion of his or her Stock Awards and Dividend Shares.

1.9.    “Directors’ Fees” means the cash fees paid to a Non-Employee Director for his or her service on the Board or any committee thereof.

1.10.    “Dividend Payment Date” has the meaning set forth in Section 4.4.

1.11.    “Dividend Record Date” has the meaning set forth in Section 4.4.

1.12.    “Dividend Shares” has the meaning set forth in Section 4.4.

1.13.    “Non-Employee Director” means a member of the Board who meets the definition of a “non-employee director” under Rule 16(b)-3(b)(3) promulgated by the
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Securities and Exchange Commission under the Exchange Act who is not an employee of the Company or any subsidiary or affiliate of the Company.

1.14.    “Participant” means a Non-Employee Director who elects to participate in the Plan in accordance with the terms and conditions of the Plan.

1.15.    “Plan” means the Crown Holdings, Inc. Deferred Compensation Plan for Directors.

1.16.    “Plan Year” means the calendar year.

1.17.    “Section 409A” has the meaning set forth in Section 7.2.

1.18.    “Stock Award” means an award of Common Stock made to a Non-Employee Director pursuant to the Stock Plan or otherwise for his or her service on the Board or any committee thereof.

1.19.    “Stock Plan” means the Crown Holdings, Inc. 2022 Stock-Based Incentive Compensation Plan as amended from time to time and any other equity-based compensation plan adopted by the Company for the benefit of, among others, Non-Employee Directors.

1.20.    “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, beneficiary or “dependent” (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE II.

PARTICIPATION

2.1.    Eligibility. Each Non-Employee Director who is entitled to Directors’ Fees and/or Stock Awards is eligible to elect to participate in the Plan.

2.2.    Participation. A Non-Employee Director who meets the eligibility requirements of Section 2.1 may elect to participate in the Plan by delivering to the Administrator a properly executed deferral election in the form provided by the Administrator.

ARTICLE III.

DEFERRAL OF DIRECTORS’ FEES AND STOCK AWARDS

3.1.    Deferral Election. A Director who elects to become a Participant may elect to defer receipt of all, or any part, of his or her Directors’ Fees and/or Stock Awards for any Plan Year by delivering a properly executed deferral election form to the
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Administrator on or before December 31 of the preceding Plan Year, which form shall specify the amount or percentage of Directors’ Fees and/or Stock Awards to be deferred. A deferral election with respect to a Stock Award made on a percentage basis shall be rounded down to the nearest number of whole shares. An individual who is initially elected as a Director during a Plan Year may elect within thirty (30) days of such election to make a deferral election in accordance with this Section 3.1, provided that such election shall be effective only as to Directors’ Fees and/or Stock Awards earned subsequent to such deferral election. Except as otherwise provided, a deferral election is irrevocable once the Plan Year to which it applies has commenced.

3.2.    Payment Election. Concurrently with the initial deferral election under Section 3.1, a Director who elects to be a Participant shall deliver a properly executed election form to the Administrator designating in which of the following forms the Participant’s Deferred Cash Account and Deferred Stock Account shall be distributed: (i) a lump sum; (ii) in substantially equal quarterly installments over a period of five (5) years; or (iii) in substantially equal quarterly installments over a period of ten (10) years. After a Participant has made such initial election designating the form of payment, such election shall apply to any subsequent amounts a Participant elects to defer under Section 3.1 for any subsequent Plan Year (and if a Participant indicates otherwise on a subsequent election form, such subsequent election shall be disregarded). Except as provided in Section 5.3 and Section 5.4, and in the case of an Unforeseeable Emergency, the form of payment shall not be changed once an initial election becomes effective.

ARTICLE IV.

ACCOUNTING FOR DEFERRED DIRECTORS’
FEES AND DEFERRED STOCK AWARDS

4.1.    Establishment of Deferred Cash Account. The Administrator shall establish a Deferred Cash Account for each Participant deferring Directors’ Fees. Directors’ Fees that are deferred shall be credited to the Participant’s Deferred Cash Account as of the date such Directors’ Fees would otherwise have been paid to the Participant.

4.2.    Earnings on the Deferred Cash Account. As of the first day of each quarter, a Participant’s Deferred Cash Account shall be credited with an amount equal to the product of: (i) one-fourth of the prime interest rate as reported in the Wall Street Journal as of the first day of the preceding quarter and (ii) the Participant’s Deferred Cash Account balance as of the last day of the preceding quarter.

4.3.    Establishment of a Deferred Stock Account. The Administrator shall establish a Deferred Stock Account for each Participant deferring all, or any part of, his or her Stock Awards. Shares of Common Stock with respect to Stock Awards that are deferred shall be credited to such Deferred Stock Account as of the date such Stock Award (or portion thereof) would otherwise have been granted to the Participant.
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4.4.    Dividend Shares. Each Participant’s Deferred Stock Account with a balance on any dividend record date (“Dividend Record Date”) will, on the applicable date that such dividends are paid (“Dividend Payment Date”), be credited with a number of shares (“Dividend Shares”), including fractional shares, equal to (i) (A) the number of shares comprising the balance of such Participant’s Deferred Stock Account on the applicable Dividend Record Date, multiplied by (B) the dollar amount of dividends declared with respect to one share of Common Stock, divided by (ii) the closing price of one share of Common Stock on the applicable Dividend Payment Date.

4.5.    No Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any Stock Awards credited to his or her Deferred Stock Account.

ARTICLE V.

DISTRIBUTION OF A PARTICIPANT’S DEFERRED
CASH ACCOUNT AND DEFERRED STOCK ACCOUNT

5.1.    Distributions. Except as otherwise provided herein, a Participant’s Deferred Cash Account and Deferred Stock Account shall be distributed only in accordance with Section 5.2, Section 5.3 or Section 5.4. A Participant’s Deferred Cash Account and Deferred Stock Account shall be distributed in cash. A Participant’s Deferred Stock Account shall be converted to cash, using the closing share price for the Common Stock on the date the Participant ceases to serve as a Non-Employee Director. Fractional shares shall be valued on a pro rata basis. If a Participant has elected to receive distributions over an installment period, the funds from the conversion of the Deferred Stock Account shall be credited to the Participant’s Deferred Cash Account and shall be distributed in accordance with the Participant’s election under Section 3.2.

5.2.    Separation from Service. A Participant who ceases to serve as a Non-Employee Director (for any reason other than death) shall receive a distribution (or begin to receive a distribution) of his or her Deferred Cash Account and Deferred Stock Account as soon as administratively feasible following such termination in accordance with the Participant’s election under Section 3.2. During any installment period, a Participant’s Deferred Cash Account shall continue to be credited with earnings thereon in accordance with Section 4.2.

5.3.    Change in Control. Notwithstanding Section 5.2, a Participant shall receive a distribution of his or her Deferred Cash Account and Deferred Stock Account in a cash lump sum as soon as administratively feasible following a Change in Control. All Deferred Stock Account balances shall be valued by reference to the share price for the Common Stock immediately prior to the Change in Control.

5.4.    Participant’s Death. Notwithstanding Section 5.2, if a Participant dies while serving on the Board or while receiving quarterly installment distributions, the Participant’s Deferred Cash Account and Deferred Stock Account shall be distributed to the Participant’s estate in a cash lump sum as soon as administratively feasible following
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the Participant’s death. All Deferred Stock Account balances shall be valued by reference to the closing share price for the Common Stock on the date of the Participant’s death.

ARTICLE VI.

UNFORESEEABLE EMERGENCY

6.1.    In General. Notwithstanding any other provision of the Plan, in the event of an Unforeseeable Emergency, a Participant may request, in accordance with procedures established by the Administrator, a cancellation of deferrals under this Plan or a distribution in accordance with this Article VI. The determination of whether a Participant has experienced an Unforeseeable Emergency will be in the Administrator’s sole and absolute discretion.

6.2.    Cancellation of Deferrals. A Participant’s deferral election may be canceled by the Administrator in the event of an Unforeseeable Emergency. Any future deferral election shall be made in accordance with Section 3.1.

6.3.    Permitted Distribution. The Administrator may permit a distribution due to an Unforeseeable Emergency in an amount limited to the amount reasonably necessary to satisfy such emergency and to pay any necessary taxes and penalties related to such distribution.

ARTICLE VII.

AMENDMENT AND TERMINATION

7.1.    Amendment. The Board reserves the right to amend the Plan at any time, in any manner whatsoever, after delivery of written notification to all Directors of its intention and the effective date thereof; provided, however, that no such amendment shall operate to reduce the benefit that any Participant who is participating at the time such amendment is adopted would otherwise receive hereunder.

7.2.    Termination of the Plan. Continuance of the Plan is completely voluntary, and is not assumed as a contractual obligation of the Company. The Company, having adopted the Plan, shall have the right, at any time, prospectively to discontinue the Plan by action of the Board; provided, however, that such termination shall not operate to reduce the benefit that any Participant who is participating at the time such amendment is adopted would otherwise receive hereunder. In the event of a Plan termination, a Participant’s Deferred Cash Account and Deferred Stock Account shall be paid in accordance with the Plan as in effect immediately prior to such termination, provided that the Company may accelerate payments to the extent permitted under Code Section 409A and the regulations and guidance promulgated thereunder (“Section 409A”).

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ARTICLE VIII.

MISCELLANEOUS

8.1.    409A Compliance. The Plan and all benefits payable hereunder are intended to comply with Section 409A. Accordingly, to the maximum extent permitted, the Plan shall be administered, interpreted and construed in a manner consistent with Section 409A. Notwithstanding anything contained in the Plan to the contrary, a Participant shall not be considered to have terminated service with the Company until such Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount or installment payable under the Plan shall be considered a separate and distinct payment for purposes of Section 409A. Notwithstanding anything contained herein to the contrary, to the extent required to avoid tax penalties under Section 409A, amounts that would otherwise be payable during the six (6) month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or, if earlier, the Participant’s date of death). The Company makes no representations that any or all payments under the Plan will be exempt or comply with Section 409A and shall have no liability to any Participant or any other person if such payments are not so exempt or compliant.

8.2.    Participant’s Rights Unsecured. The right of any Participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company. Any fund, account, trust, contract or arrangement the Company chooses to establish for the future payment of benefits under the Plan shall remain part of the Company’s general assets and no person claiming payments under the Plan shall have any right, title or interest in or to any such fund, account, trust, contract or arrangement.

8.3.    Administration. The Plan shall be administered by the Administrator, who shall have the authority to adopt rules and regulations for carrying out the Plan, and who shall interpret, construe and implement the provisions of the Plan.

8.4.    Non-alienation. The right of any Participant to the payment of any benefit hereunder shall not be assigned, transferred, pledged or encumbered.

8.5.    Incapacity. If the Administrator shall determine that a Participant to whom any payment is due under the Plan is unable to care for his or her affairs because of illness or incapacity, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse of the Participant, to his or her child, parent, brother or sister, or to any other person deemed by the Administrator to have incurred expenses for such person otherwise entitled to payment, in such manner and proportions as the Administrator may determine. Any such payment shall be a complete discharge of the liabilities of the Company under the Plan.
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8.6.    Succession. The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants and their heirs, executors, administrators, and legal representatives.

8.7.    Governing Law. The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, except to the extent superseded by federal law.
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